Exhibit 99.1
NEWS RELEASE

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
 ENDED MARCH 31, 2009

Syosset, NY – May 14, 2009 – Porta Systems Corp. (OTC.BB:PORT) today reported operating income for the quarter ended March 31, 2009 of $294,000 compared to $71,000 for the quarter ended March 31, 2008.  The net income for the quarter ended March 31, 2009 was $176,000, $0.02 per share (basic and diluted), compared to a net loss for the quarter ended March 31, 2008 of $537,000, ($0.59) per share (basic and diluted).

Sales were $7,653,000 for the quarter ended March 31, 2009 versus $6,545,000 for the quarter ended March 31, 2008, an increase of approximately $1,108,000 (16.9%).  Copper Connection/Protection sales were $6,220,000 for the quarter ended March 31, 2009 versus $5,392,000 for the quarter ended March 31, 2008, an increase of $828,000 (15.4%).  The increase was primarily due to increased sales to British Telecommunications and its systems integrators of approximately $425,000, and increased sales to Telmex of $1,426,000, which were partially offset by decreased sales to Ericsson of $794,000.  Signal Processing sales for the quarter ended March 31, 2009 were $1,433,000 versus $1,153,000 for the quarter ended March 31, 2008, an increase of $280,000 (24.3%). The increase in Signal revenue was primarily due to an increase in orders placed by the military sector.

The overall gross margin was 25% for the quarter ended March 31, 2009, compared to 28% for the quarter ended March 31, 2008.  The decrease for the quarter is primarily related to the strength of the dollar against the British pound and a change in product mix in the connection/protection segment.

Operating expenses for the quarter ended March 31, 2009 decreased by $125,000 (7.1%) from the same period in 2008. The decrease results primarily from a reduction in advertising, and research and development due to a reduction in personnel and prototype expenses not required in the current phase of development of our new products, and decreases in our general and administrative costs as part of our overall cost cutting initiatives.

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6851 Jericho Turnpike • Syosset • New York 11791 • Tel. (516) 364-9300 • Fax (516) 682-4655

Porta Systems Corp. Press Release
May 14, 2009

Net interest expense decreased by $558,000 for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008 primarily related to the completion of a troubled debt restructuring (as defined under SFAS 15) on July 31, 2008.  As a result of the troubled debt restructuring, interest on the senior and subordinated debt through the term of the debt instruments has been added to the amount of the debt on the balance sheet, and is not reflected as interest expense subsequent to the date of the restructuring.  Interest at the stated interest rates on the restructured debt would have been $440,000 for the quarter ending March 31, 2009, if the debt had not been treated as a troubled debt restructuring.  The interest which we accrued during the quarter ended March 31, 2009, represents interest on debt to our senior debt holder advanced to us subsequent to the debt restructuring, and on our subordinated debentures.

Due to the Company’s inability to meet the repayment terms of the senior debt issued in the debt restructuring, the senior debt holder modified the terms of the notes effective January 1, 2009 which was subsequently modified on May 1, 2009.  These modifications are accounted for as a trouble debt restructuring.  As the troubled debt restructuring involved only modifications of the terms of the debt, and did not involve a transfer of assets or a grant of an equity interest, the Company accounts for the effects of the restructuring prospectively from the time of the restructuring, and does not change the carrying amount of the liability on the balance sheet.  The additional interest due to the modifications will be accrued in future periods.  Effective January 1, 2009 the secured promissory note in the principal amount of $11,601,156 is to be paid in twelve quarterly installments each in the amount of $375,000, with the first payment of principal and interest being due on June 30, 2010, followed by thirteen quarterly installments of principal and interest each in the amount of $500,000, with a final payment of all remaining principal and accrued interest on September 30, 2016.  Effective May 1, 2009, the working capital senior note was replaced with a new working capital note in the amount of $1,461,316 (including accrued interest).  The new note provides for monthly payments of $125,000 commencing May 31, 2009, with a final payment of the remaining principal and interest on May 31, 2010.  Payments are applied first to accrued interest and any remainder to principal.  The new working capital note is collateralized by all of the assets of the Company which also secure the existing senior debt.  No other modifications to the note were made.

The present economic climate has resulted in a decline in demand for capital goods and has made credit more difficult to obtain for both the Company and its customers.  As a result, the current economic slowdown may seriously affect our business to the extent that our customers reduce or defer their purchases.  If we are not able to develop new business and if our customers reduce or defer the purchase of our products, or we are unable to pay the senior debt in accordance with its terms, we may be unable to continue in business and it may be necessary for us to seek protection under the Bankruptcy Code.

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6851 Jericho Turnpike • Syosset • New York 11791 • Tel. (516) 364-9300 • Fax (516) 682-4655

Porta Systems Corp. Press Release
May 14, 2009

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2008 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2008. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

6851 Jericho Turnpike • Syosset • New York 11791 • Tel. (516) 364-9300 • Fax (516) 682-4655

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter ended March 31, 2009
(in thousands except per share amounts)
Unaudited

	Quarter ended March 31,
	2009	2008

Sales	$7,653		$6,545

Gross profit	1,935		1,837

Total operating expenses	1,641		1,766

Operating income	294		71

Interest expense, net of interest and other
income	(24)		(583)

Income (loss) before income taxes	270		(512)

Income tax expense	(94)		(25)

Net income (loss)	$176		$(537)

Per share data:

Basic per share amounts:

Net income (loss) per share	$0.02	$	(0.59)

Weighted average shares outstanding	9,955		905

Diluted per share amounts:

Net income (loss) per share	$0.02		$(0.59)

Weighted average shares outstanding	9,963		905

6851 Jericho Turnpike • Syosset • New York 11791 • Tel. (516) 364-9300 • Fax (516) 682-4655